Exhibit 99.1

NEWS RELEASE

Basic Earth Updates LM #2 Completion Efforts

Denver, Colorado, May 9, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that, along with its partners, it has commenced completion operations on the previously disclosed LM #2, a 13,800 foot, horizontal Rival formation test operated by Missouri Basin Well Service in McKenzie County, North Dakota. Initial efforts have resulted in flowing rates of 147 barrels of oil and 107 barrels of water a day from an un-stimulated Rival formation. The Company cautions that these rates are preliminary and may not be sustainable. Basic has nearly a 20% working interest in the LM #2.

“Anytime you get a flowing well at nearly 150 barrels a day that’s great news,” commented Ray Singleton, President of Basic. “Our job now is to develop the best technological and operational approach to capitalize on this resource both in terms of capital expenditure and productivity. It goes without saying; we have high hopes for this area. Regarding our future plans, the next few months should be exciting. With a number of diverse efforts both underway and in the planning process we continue to pursue opportunities that will have a strategic impact on the Company.”

In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and discussion of related and other events in North Dakota. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.

Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC.OB.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ending June 30, 2005, September 30, 2005 and December 31, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.